Exhibit 99.1

Contacts:
Don Carroll
Heelys
972-559-2308
dcarroll@heelys.com

Teresa Henderson
Edelman for Heelys
214-443-7560/214-668-6229
teresa.henderson@edelman.com

Heelys Announces New Management

CEO Staffaroni Steps Aside; Assumes Consulting Role;

Footwear and Marketing Veterans Join Executive Management Team and Board

DALLAS (February 1, 2008) — The board of directors of Heelys, Inc. (NASDAQ: HLYS - News) has accepted the resignation of Michael G. Staffaroni, Heelys’ CEO since 2001, effective today. Ralph T. Parks, former President and Chief Executive Officer of FootAction USA, will serve as interim CEO. Parks was named to Heelys’ board of directors on January 29, 2008. An executive search firm will be retained to identify a Chief Executive Officer.

“Mike joined Heelys at the company’s inception in 2000 and his contribution has been immeasurable,” stated Gary L. Martin, Chairman of Heelys’ board of directors. “He worked tirelessly to build Heelys into a global brand and was instrumental in the company’s initial public offering.” Staffaroni will serve as an executive consultant to Heelys for one year to assist with the transition in management.

Parks, who has more than 40 years of experience in the footwear industry, began his career as a sales associate for Kinney Shoes, a division of The Woolworth Corporation now known as Foot Locker, Inc. He joined FootAction USA in 1987 and assumed the role of President and Chief Executive Officer in 1991, where he remained until his retirement. During his tenure, the company grew from 48 stores to a national chain with 565 store locations and sales exceeding $650 million. Parks was inducted into the Sporting Goods Industry Hall of Fame in 2000.

“Heelys is a unique product that’s already changed the youth footwear industry,” said Parks. “It’s exciting to come aboard and contribute to the company’s growth and expanded product portfolio.”

Also new to Heelys’ executive management team is Don Carroll, who joined the company on January 2, 2008 as Senior Vice President of Marketing. Carroll brings 20 years of marketing and product development experience to Heelys. Since 2006, he has co-owned Vector2Group, a Dallas-based management consulting firm. Previously, Carroll spent eight years at RadioShack Corporation where he ultimately served as the organization’s first Chief Marketing and Brand Officer. His experience also includes six years with Ogilvy and Mather, a leading international advertising, marketing and public relations firm.

Heelys executive leadership additions underscore the company’s long-term strategic brand initiative to position Heelys as the global leader in youth footwear and innovator in healthy lifestyle products for active youth. In early January 2008, Heelys opened a representative office in Qingdao, China, which is the first Heelys-owned operation outside of the U.S.

Heelys is internationally distributed in over 70 countries. The company’s footwear and apparel is available in more than 10,000 retail and sporting goods stores in the U.S. and in Canada, Latin America, South America, Europe, Asia Pacific and the Middle East.

About Heelys, Inc.

(NASDAQ: HLYS - News) Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS® brand targeted to the youth market. The Company’s primary product, HEELYS-wheeled footwear, is the patented dual-purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to skating by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain information in this press release may be deemed to constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements anticipated in the forward looking statements. Certain of the risks and uncertainties and other factors include, without limitation, the fact that substantially all of the Company’s net sales are generated by one product, the Company may not be able to successfully introduce new product categories, the Company’s intellectual property may not restrict competing products that infringe on its patents from being sold, the Company’s dependence on independent manufacturers, continued changes in fashion trends and consumer preferences and general economic conditions, and additional factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007, available at www.sec.gov. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.